Exhibit 99.1

May 5, 2020

Nemaura Medical Announces Interview with CEO to Air on May 11

Loughborough, England, May 5, 2020 — Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), today announced an interview with its CEO, Dr. Faz Chowdhury, will be available for viewing beginning Monday, May 11, 2020, on RedChip Companies YouTube channel.

In the exclusive interview, Dr. Chowdhury will provide new insights into the Company’s previously announced head-to-head study with a major glucose monitoring solution. The user study compares sugarBEAT® directly against a highly successful major incumbent CGM sensor with the goal of positioning sugarBEAT® as a non-invasive, daily/flexible, cost-effective alternative to traditional, expensive invasive CGM.

Several studies are planned over the course of this year designed to demonstrate the effectiveness of intermittent use (several non-consecutive days per week) of sugarBEAT® to better manage glucose levels by increasing Time-In-Range. Dr Chowdhury will also discuss product launch plans for Germany and the launch of proBEAT™ in the USA.

The global total addressable market for CGM is estimated at $82 billion per annum, consisting of $12.7 billion for Type 1 insulin users (5% of diabetes), $38.0 billion for Type 2 insulin users (15% of diabetes) and $31.4 billion for Type 2 non-insulin users (80% of diabetes). These numbers exclude the prediabetes population which is estimated at nearly three times as large as the diabetes population.

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT® is a Class IIb CE marked non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. People with diabetes who take insulin can also adjunctively use sugarBEAT® for insulin dosage purposes when calibrated by a finger stick reading. proBEAT™ comprises a prescription free non-invasive glucose monitor and a digital healthcare subscription service planned to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT® in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT® digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT® qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Contact:

Dave Gentry, CEO
RedChip Companies
Office: 1.800.RED.CHIP (733.2447)
Cell: 407.491.4498
dave@redchip.com